Exhibit 21.1

SUBSIDIARIES

Subsidiary Name	Jurisdiction of Incorporation
Green Valley Group, LLC	Arizona
Kingman Property Group, LLC	Arizona
Chino Valley Properties, LLC	Arizona
Zoned Arizona Properties, LLC	Arizona
Zoned Advisory Services, LLC	Arizona
Zoned Properties Brokerage, LLC	Arizona
ZP Data Platform 1, LLC	Arizona
ZP Data Platform 2, LLC	Arizona
ZP RE Holdings, LLC	Arizona
ZP RE AZ Stone, LLC	Arizona
ZP Brokerage MS, LLC	Mississippi
ZP Brokerage FL, LLC	Florida
ZP Brokerage AL, LLC	Alabama
ZP RE MI Woodward, LLC	Michigan
ZP Brokerage MO, LLC	Missouri